SHARE PURCHASE AGREEMENT
     This share purchase agreement ("Agreement") dated as of February 7, 2002, by and between TANGIBLE ASSET GALLERIES, INC., a Nevada corporation ("Seller" or "Company"), and HCR HOLDINGS CORPORATION, a Delaware corporation ("Buyer").

                                    RECITALS

A. The Board of Director of the Seller believes it is in the best interests of the Company and the stockholders of the Company to sell all of the issued and outstanding shares of HotelInteractive, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("HI"), to the Buyer (the "Sale") and, in furtherance thereof, have approved the Sale, subject to the satisfaction of the conditions hereinafter set forth.

B. The Company and the Buyer desire to make certain representations and warranties and other agreements in connection with the Sale.

     NOW, THEREFORE, as consideration for the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS
     When used in this agreement, the following terms have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consent" means any approval, consent, ratification, filing, declaration, registration, waiver, or other authorization.

     "Contract" means any agreement, contract, obligation, promise, arrangement, or undertaking that is legally binding on the parties thereto.

     "Financial Statements of HI" means the management prepared financial statements of HI, consisting of a balance sheet and statements of income, copies of which are attached hereto as Exhibit A.

     "GAAP" means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor entities concerning the treatment of any accounting matter.

      "Governmental Authority" means any (1) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign, or other government, (3) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, including an arbitral tribunal), (4) multi-national organization or body, or (5) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing power of any nature.

     "Indemnifiable Losses" means all losses, liabilities, taxes, damages, deficiencies, obligations, fines, expenses, claims, demands, actions, suits, proceedings, judgments or settlements, whether or not resulting from third party claims, incurred or suffered by an indemnitee, including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the indemnity's rights hereunder.

     "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute, or treaty.

     "Legal Proceeding" means any judicial, administrative or arbitral action, suit, claim, investigation or proceeding, whether at law or in equity, civil or criminal in nature, before a Governmental Authority.

     "Lien" means, with respect to the property of any Person, any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of any other Person, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

     "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict of any court, arbitral tribunal, administrative agency, or other Governmental Authority.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental body or authority or any other entity.

     "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of that Person, including legal counsel, accountants, and financial advisors.

     "Seller's Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes the Seller or any predecessor of or successor to Seller (or to any such predecessor or successor).

     "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severances, property, intangible, mortgage, productions, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, assets or operations of HI (or, with respect to periods ending on or prior to the Closing Date, Seller's Group), together with any interest additions or penalties with respect thereto and any interest with respect to such additions and penalties.

     "Tax Returns" means all reports and returns required to be filed with respect to Taxes of HI or, with respect to all periods on or before the Closing Date, Seller's Group, including, without limitation, consolidated federal income tax returns of Seller's Group.

                                    ARTICLE 2
                                PURCHASE AND SALE

     2.1 Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 7.1 herein), the Seller shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase, accept and acquire One Thousand (1,000) shares of common stock of HI, which represents all of the issued and outstanding shares of capital stock of HI (the "Stock").

     2.2 Purchase Price. The aggregate purchase price for the Stock (the "Purchase Price") is Four Hundred Thousand Dollars ($400,000.00). Buyer shall pay the Purchase Price as follows:

(1) On the Closing Date (as defined in Section 7.1 hereof), Buyer shall pay to Seller the cash amount of One Hundred Thousand Dollars ($100,000.00) ("Initial Payment").

(2) On the Closing Date, Buyer shall pay the amount of Three Hundred Thousand Dollars ($300,000.00) in the form of a promissory note ("Buyer Promissory Note") attached hereto as Exhibit B, which shall be secured by the share certificate representing the Stock as defined and specified in the stock pledge agreement in the form attached hereto as Exhibit C (the "Stock Pledge Agreement").

     2.3 Transaction Documents. It is a condition to consummation of the transactions contemplated by this Agreement that the parties to or signatories of the following agreements and other documents (together with this Agreement, the "Transaction Documents") execute, cause to be executed and deliver them at or on the Closing Date:

(1)     the  Buyer  Promissory  Note  in  the  form  of  Exhibit  B;
(2)     the  Stock  Pledge  Agreement  in  the  form  of  Exhibit  C;
(3) any deeds, assignments, certificates of title and other instruments of transfer and conveyance as are necessary to convey to Buyer good and marketable title to the Stock, subject to the Stock Pledge Agreement; and
(4)     the  HI  Secured  Promissory  Note and the Security Agreement from HI to
Seller  referred  to  in  Section  2.4.

     2.4 HI Secured Promissory Note. HI shall, on the Closing Date, issue a secured promissory note to the Seller in the maximum amount of Seventy Five Thousand Dollars ($75,000.00) to evidence HI's only debt to Seller (the "HI Secured Promissory Note") in the form attached hereto as Exhibit D. The HI Secured Promissory Note shall be secured by all of the computer equipment of HI pursuant to the terms of a security agreement in the form attached hereto as Exhibit E (the "Security Agreement").

                                    ARTICLE 3
                             SELLER REPRESENTATIONS

     Seller  represents  to  Buyer  as of the date of this Agreement as follows:

     3.1 Organization and Good Standing of Seller. Seller is a corporation validly existing and in good standing under the laws of the State of Nevada with the power to own all of its properties and assets and to carry on its business as it is currently being conducted. Seller is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect.

     3.2 Organization and Good Standing of HI. HI is a corporation validly existing and in good standing under the laws of the State of Delaware with the power to own all of its properties and assets and to carry on its business as it is currently being conducted. HI is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect.

     3.3 Authorization. Seller has the power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Seller has obtained resolutions of its Board of directors which has duly authorized Seller to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other corporate proceedings of Seller are necessary with respect thereto. Assuming that Buyer has been duly authorized as warranted in Article 4 to execute and deliver this Agreement and the other Transaction Documents to which it is party, this Agreement constitutes, and each of the other Transaction Documents to which Seller is a party will constitute when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable against it inaccordance with its terms, except as enforceability is limited by (1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at Law.

     3.4 Capitalization of HI. The authorized capital stock of HI consists of One Million (1,000,000) shares of Stock. As of the date of this Agreement, there were One Thousand (1,000) issued and outstanding shares of Stock and no shares of Stock held as treasury shares. No shares of Stock have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of Stock from HI or any notes or other securities convertible into shares of stock. No Person is entitled to any rights with respect to the issuance or transfer of the Stock. The outstanding shares of Stock are validly issued, fully paid, non-assessable, and have been issued in compliance with all state and Federal securities laws or other Law.

     3.5 Right to Sell. Seller (1) is the sole and beneficial owner of the Stock which Stock constitutes all the issued and outstanding shares in the capital of HI, (2) has the exclusive right to dispose of the Stock as herein provided and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision or Law to which Seller or by which Seller is bound or affected, (3) is the holder of record of all the shares of Stock, free and clear of encumbrances or rights of others (other than the rights of the Buyer hereunder) and no Person (other than the Buyer hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Stock, and (4) upon transfer to the Buyer at Closing of certificates representing such shares of Stock, the Buyer shall receive full title to the Stock free and clear of all encumbrances or other rights of others.

     3.6 No Violations. Seller's execution and delivery of this Agreement and performance of its obligations under this Agreement do not (1) violate any provision of Seller's articles of incorporation or by-laws as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of Seller's properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which either Seller or HI is a party or by which any of Seller's or HI's properties or assets are bound, or (3) violate any Law or Order currently in effect to which Seller or HI is subject.

     3.7 Absence of Conflicting Agreements. Neither Seller nor HI is a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein. Except as contemplated by the terms of this Agreement, immediately following the Closing HI will not be party to or bound by any contract, agreement or other arrangement between HI and Seller or any affiliate of Seller.

     3.8 Financial Statements. The Financial Statements of HI for the period commencing on July 1, 2001 and ending on December 31, 2001, are true and correct and have been prepared in accordance with GAAP. The management prepared report annexed hereto as Exhibit F consisting of the accounts payable of HI and the amount due to Seller as of and on the Closing Date is true and correct and has been prepared in accordance with GAAP (the "Compilation Report"). To the Seller's knowledge, since December 31, 2001, HI has not incurred any liability outside the ordinary course business or entered into any agreement or arrangement obligating HI to make aggregate payments in an amount exceeding Five Thousand Dollars ($5,000), except with respect to the HI Secured Promissory Note contemplated hereby.

     3.9 Consent. Other than the consent of the Board of Directors of the Seller, no Consent of any Person is required in connection with execution and delivery of this Agreement or the other Transaction Documents to which the Seller is party or the performance by the Seller of its obligations hereunder.

     3.10 Compliance With Laws. To Seller's knowledge, HI has complied with all Laws and Orders applicable to HI. Seller has not received any notice alleging noncompliance with any Laws or Orders applicable to HI, including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, and, to Seller's knowledge, no such notice has been recorded or published.

     3.11 Litigation. There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the senior officers of the Seller, threatened against or involving the Seller or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, might adversely affect the ability of the Seller to enter into this Agreement or to consummate the transactions contemplated hereby. The Seller is not aware of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

     3.12     Tax  Representations.

          (a) As of the Closing Date, and except as set forth in Schedule 3.12, (i) all Tax Returns that are required to be filed prior to the Closing Date by or with respect to HI, have been duly and timely filed and are true, correct and complete, (ii) all Taxes due on the Tax Returns referred to in clause (i) have been paid in full, (iii) HI has withheld or collected and then paid over all Taxes required to have been withheld or collected, (iv) no deficiencies exist or are being asserted or all deficiencies asserted or assessments made as a result of examinations of any Tax Returns referred to in clause (i) have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any Tax Return referred to in clause (i) are currently pending and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of HI

     (b) Except as set forth in Schedule 3.12, HI has not made any elections for federal income tax purposes.

     3.13 Brokers. No broker, finder or investment advisor acted directly or indirectly as such for Seller in connection with this Agreement or the other Transaction Documents relating to the transactions contemplated hereby, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Seller.

     3.14 Resignation of Officers and Directors. Seller shall cause all officers and all members of the Board of Directors of HI to resign as of the Closing Date, and at the Closing will provide to Buyer proof of such resignations.

     3.15 Inspection of Books and Records. Seller shall permit Buyer or its Representatives and agents, at Buyer's expense and at reasonable times during business hours, to inspect all the files, books, records and accounts of HI that Seller has in its possession at the time of that request, as well as provide Buyer with access to, and the cooperation of, any employee of Seller or HI having knowledge of the information therein contained, if that inspection, access and cooperation would serve a reasonable purpose, including without limitation (1) preparation for Legal Proceedings to which HI is a party or (2) performance of accounting reviews or audits of the business of HI relating to periods prior to the date of this Agreement.

     3.16     Full  Disclosure.   The  Financial  Statements  of  HI  and  the
representations and warranties of the Seller contained in Article 3 of this Agreement, do not contain any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein, or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4
                              BUYER REPRESENTATIONS

     Buyer  hereby  represent  to  Seller  as  follows:

     4.1 Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware with the power to own all of its properties and assets and to carry on its business as it is currently being conducted.

     4.2 Authorization. Buyer has the power to execute and deliver this Agreement and the other Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. Buyer's Board of Directors has duly authorized Buyer to execute and deliver this Agreement and perform its obligations under this Agreement and the other Transaction Documents to which it is party, and no other corporate proceedings of Buyer are necessary with respect thereto. Assuming that Seller has duly authorized execution and delivery of this Agreement and the other Transaction Documents to which it is party as warranted in Article 3, this Agreement constitutes, and each of the other Transaction Documents to which Buyer is party will constitute when executed and delivered by Buyer, the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability is limited by
(1) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (2) general principles of equity, whether considered in a proceeding in equity or at law.

     4.3 No Violations. Execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations under this Agreement do not
(1) violate any provision of its organizational documents as currently in effect, (2) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any Lien upon any of its properties or assets under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which it is a party or by which any of its properties or assets are bound, or (3) violate any Law or Order currently in effect to which it is subject.

     4.4 Absence of Conflicting Agreements. The Buyer is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

     4.5 Litigation. There is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the senior officers of the Buyer, threatened against or involving the Buyer or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, might adversely affect the ability of the Buyer to enter into this Agreement or to consummate the transactions contemplated hereby. The Buyer is not aware of any existing ground on which any such action, suit or proceeding may be commenced with any reasonable likelihood of success.

     4.6 Consents. If required, Buyer shall obtain the Consent of any Person, including the Consent of any party to any Contract to which it is a party, in connection with execution and delivery of this Agreement or the other Transaction Documents to which it is party and performance of its obligations hereunder or thereunder.

     4.7 Brokers. No broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in connection with any action, agreement, arrangement or understanding taken or made by or on behalf of Buyer, except for the fee, if any, to be paid by Buyer to Kerry Moran in connection with the transactions contemplated hereby.

     4.8 Full Disclosure. The representations and warranties of the Buyer contained in Article 4 of this Agreement, does not contain any untrue statement of a material fact, or omit to state a material fact required to be stated herein or necessary to make the statements herein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5
                                 INDEMNIFICATION

     5.1 Survival of Representations. The representations and warranties of the parties contained in this Agreement will survive until the first anniversary of the date of this Agreement.

     5.2 Indemnification of Buyer. Seller hereby agrees to indemnify, defend and save the Buyer harmless against Indemnifiable Losses arising out of breach by Seller of any of its obligations under this Agreement or any inaccuracy in any representation by Seller in this Agreement, and any Indemnifiable Losses of Buyer arising out of the activities and operations of Seller prior to the Closing Date.

     5.3 Indemnification of Seller. Buyer shall indemnify, defend and save the Seller harmless against Indemnifiable Losses arising out of breach by Buyer of any of its obligations under this Agreement, any inaccuracy in any representation by Buyer in this Agreement, and any Indemnifiable Losses of Seller arising out of the activities and operations of Buyer subsequent to the Closing Date.

     5.4 Procedures for a Third Party Claim. In order to be entitled to indemnification under this Article 5 in connection with a claim made by any Person against any Person entitled to indemnification pursuant to this Article 5 (an "Indemnified Party" any such claim, a "Third Party Claim"), that Indemnified Party must do the following:

(1) notify the Person or Persons obligated to indemnify it (the "Indemnifying Party") in writing, and in reasonable detail, of that Third Party Claim promptly but in any event within twenty (20) business days after receipt of notice of that Third Party Claim; and

(2)     deliver  to  the Indemnifying Party promptly but in any event within ten
(10) business days after the Indemnified Party receives them a copy of all notices and documents (including court papers) delivered to that Indemnified Party relating to that Third Party Claim, except that any failure to give any such notification, or to furnish any such copy, will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been materially prejudiced as a result of that failure.

     In the event of a Third Party Claim against one or more Indemnified Parties, the Indemnifying Party will be entitled to participate in the defense of that Third Party Claim and, if it so chooses, to assume at its expense the defense of that Third Party Claim with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of that Third Party Claim, except that if, under applicable standards of professional conduct, there exists a conflict on any significant issue between the Indemnified Party and the Indemnifying Party in connection with that Third Party Claim, the Indemnifying Party shall pay the reasonable fees and expenses of one additional counsel to act with respect to that issue to the extent necessary to resolve that conflict. If the Indemnifying Party assumes defense of any Third Party Claim, the Indemnified Party will be entitled to participate in the defense of that Third Party Claim and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will be entitled to control that defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party did not assume the defense of any Third Party Claim (other than during any period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above and a reasonable period after such notice). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the parties shall cooperate in the defense or prosecution of that Third Party Claim, including by retaining and providing to the Indemnifying Party records and information reasonably relevant to that Third Party Claim, and making employees available on a reasonably convenient basis. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of that Third Party Claim that the Indemnifying Party recommends and that by its terms obligates the Indemnifying Party to pay the full amount of liability in connection with that Third Party Claim, except that the Indemnifying Party may not without the Indemnified Party's prior written consent agree to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term that each claimant or plaintiff give to the Indemnified Party a release from all liability with respect to that Third Party Claim. Whether or not the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, that Third Party Claim without the Indemnifying Party's prior written consent.

     5.5 Procedures for Other Claims. In order for an Indemnified Party to be entitled to any indemnification under this Agreement in respect of a claim that does not involve a Third Party Claim (a "Claim"), that Indemnified Party shall notify the Indemnifying Party of that Claim, and describe in reasonable detail the basis for that Claim, except that any failure to give any such notification will only affect the Indemnifying Party's obligation to indemnify the Indemnified Party if the Indemnifying Party has been prejudiced as a result of that failure. If the Indemnifying Party does not dispute that the Indemnified Party is entitled to indemnification with respect to that Claim by notice to the Indemnified Party prior to the expiration of a 20-calendar-day period following receipt by the Indemnifying Party of notice from the Indemnified Party of that Claim, that Claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of that liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion thereof) is estimated, on such later date as the amount of the Claim (or any portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to the Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of the Claim and, if the Claim is not resolved through negotiations, the Indemnified Party may pursue such remedies as may be available to enforce its rights to indemnification under this Agreement.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to Closing, of the following conditions:

     (a) The Seller shall have duly performed and complied in all material respects with all terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     (b) All of the representations and warranties of Seller made in or pursuant to this Agreement, including, without limitation, the representations and warranties made and set forth in Article 3 hereof, shall be true and correct as at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby or by transactions in the ordinary and normal course of business).

     (c) Seller shall have delivered to the Buyer, in the care of Gersten, Savage, Kaplowitz, Wolf and Marcus, LLP as escrow agent (the "Escrow Agent"), share certificates representing all of the shares of Stock, which share certificates shall have been duly endorsed in blank for transfer or accompanied by duly executed stock powers.

     (d) All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Stock and all actions and proceedings taken on or prior to the Closing in connection with the performance of Seller's obligations under this Agreement shall be satisfactory to the Buyer, acting reasonably, and the Buyer shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Buyer.

     6.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to Closing, of the following conditions:

     (a) The Buyer shall have duly performed and complied in all material respects with all terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

     (b) All of the representations and warranties of Buyer made in or pursuant to this Agreement, including, without limitation, the representations and warranties made and set forth in Article 4 hereof, shall be true and correct as at the Closing and with the same effect as if made at and as of the Closing (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby or by transactions in the ordinary and normal course of business).

            (c) All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Stock and all actions and proceedings taken on or prior to the Closing in connection with the performance of Buyer's obligations under this Agreement shall be satisfactory to the Seller, acting reasonably, and the Seller shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Seller.
                                    ARTICLE 7
                                     CLOSING

     7.1 Place, Date and Time. The closing of the sale and purchase contemplated hereunder (the "Closing") shall take place at 10:00 a.m., Eastern Standard time, on February 7, 2002, at the offices of Gersten, Savage, Kaplowitz, Wolf and Marcus, LLP, or at such other time and place as may be agreed to by the Buyer and Seller (the "Closing Date").

     7.2 Actions by Seller and Buyer at the Closing. At the Closing, the Seller and the Buyer shall take the following action:

(1) The Seller shall transfer and deliver to the Buyer, in the care of the Escrow Agent, at the Closing share certificates representing the Stock duly endorsed in blank for transfer or accompanied by an irrevocable security transfer power of attorney duly executed in blank, in either case by the holder of record thereof. The Seller shall take such steps as shall be necessary to cause HI to, and HI shall, enter the Buyer or its nominee upon the books of HI as the holder of the shares of Stock and to issue one or more share certificates to the Buyer or its nominee representing the Stock.

(2) The Buyer shall pay to Seller the Initial Payment, shall issue the Promissory Note and shall cause HI to execute and deliver the Secured Promissory Note and Secured Loan and Security Agreement, all as outlined in Section 2 hereof.

(3) The Seller, the Buyer and the Escrow Agent shall execute and deliver an Escrow Agreement in the form of Exhibit B to the Stock Pledge Agreement.

                                    ARTICLE 8
                                OTHER TAX MATTERS

8.1     Liability  for  Taxes  and  Related  Matters.

     (a) Liability for Taxes. Seller shall be liable for and indemnify Buyer for all Taxes (including without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included HI and Taxes resulting from HI ceasing to be a member of the Seller's Group) (i) imposed on Seller's Group (other than HI) for any taxable year, (ii) imposed on HI or for which HI may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date. Seller shall be entitled to any refund of Taxes HI received for such periods.

     (b) Buyer shall be liable for and indemnify Seller for Taxes of HI for any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date. The Buyer shall be entitled to any refund of Taxes of HI received for such periods.

     (c) Taxes for Short Taxable Year. For purposes of Section 8.01(a) and (b), whenever it is necessary to determine the liability for Taxes of HI for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of HI for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that HI had a taxable year or period which ended at the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

     (d) Adjustment to Purchase Price. Any payment by Buyer or Seller under this Article 8 will be an adjustment to the Purchase Price.

     (e) Refunds from Carrybacks. Buyer agrees to waive the carryback of losses, credits, or similar items from a taxable year or period that begins after the Closing Date and attributable to HI.

     (f) Tax Returns and Payment of Taxes. Seller shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to HI for taxable years or periods ending on or before the Closing Date (including, but not limited to, any Tax Returns HI may be required to file for a taxable year ending on the Closing Date as a result of HI being merged or liquidated out of existence on the Closing Date after the Closing), and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to HI for taxable years or periods ending after the Closing Date and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay Buyer the Taxes for which Seller is liable pursuant to Section 8.01(a) but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence within 10 days prior to the due date for the filing of such Tax Returns.

     (g) Contest Provisions. Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its affiliates or HI of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of HI for which Seller would be requires to indemnify Buyer pursuant to Section 8.01(a), provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Seller shall have the sole right to represent HI's interest in any tax audit or administrative or court proceeding relating to taxable periods beginning before the Closing Date, and employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of the Buyer or HI for any period after the Closing Date to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryfowards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified the Buyer against the effects of any such settlement.

     (h) Termination of Tax Allocation Agreements. Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any member of Seller's Group and HI shall be terminated as to HI as of the Closing Date, and no payments which are owed by or to HI pursuant thereto shall be made thereunder.

8.2 Transfer Taxes. Seller shall be liable for all transfer taxes arising from the sale of the Stock.

8.3 Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall:

     (i) assist (and cause their respective affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article 8;

     (ii) cooperate fully in preparing for any audits of or disputes with taxing authorities regarding, any Tax Returns of HI;

     (iii) make available to the other and to any taxing authority as reasonably requested, all information, records and documents relating to Taxes of HI;

     (iv) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of HI for taxable period for which the other may have a liability under this Article 8; and

     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

                                    ARTICLE 9
                                  MISCELLANEOUS

     9.1 Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to principles of conflict of laws.

     9.2 Expenses. Seller and Buyer shall share equally and shall timely pay all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees.

     9.3 Entirety of Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties concerning the subject matter hereof and thereof and supersede all prior agreements, if any.

     9.4 Seller's Further Assurances. Seller shall execute and deliver such additional documents and instruments and perform such additional acts as Buyer may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents and the transactions contemplated thereby, to effectively assign and deliver the Stock to Buyer and to effectuate the intent of this Agreement.

     9.5 Buyer's Further Assurances. Buyer shall execute and deliver such additional documents and instruments and perform such additional acts as Seller may reasonably request to effectuate or carry out and perform all the terms of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement, and to effectuate the intent and purposes of this Agreement.

     9.6 Arbitration. In the event of any dispute among the parties in connection with this Agreement, including without limitation, disputes over a claim pursuant to this Section or any disputes under the state or federal securities laws in connection with this Agreement, Buyer and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Buyer and Seller should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

     If no such agreement can be reached after good faith negotiation (or in any event after sixty (60) days from the date of the notice), either Buyer or Seller may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration in the city of New York conducted by one (1) arbitrator, that is mutually acceptable to both the Buyer and the Seller. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such notice shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. The arbitrator shall not be empowered to award punitive damages.

     9.7     Notices.

     (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods:
(ii) personal delivery, in which case delivery will be deemed to occur the day of delivery;
(iii) certified or registered mail, postage prepaid, return receipt requested, in which case delivery will be deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or
(iv) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery will be deemed to occur upon receipt.

     (b) In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to Seller:     Tangible Asset Galleries, Inc.
3444 Via Lido
Newport Beach, California
Facsimile: 949-566-9143
Attn: Silvano DiGenova

with copy to:     Gersten, Savage, Kaplowitz, Wolf & Marcus LLP
101 East 52nd Street
New York, NY 10022
Facsimile: 212-980-5192
Attn: Arthur Marcus

If to Buyer:     HCR Holdings Corporation
P.O. Box 923
Nesconset, NY 11767
Facsimile:  (631) 366-2398
Attention:  Richard J. Viola
with copy to:     Pryor Cashman Sherman & Flynn LLP
410 Park Avenue
New York, NY 10022
Facsimile:  (212) 326-0806
Attention:  Eric Hellige

     9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     9.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     9.10 Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

     9.11 No Third-Party Rights. Nothing expressed or referred to in this Agreement gives any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this agreement or any provision of this agreement, and this Agreement and all of its provisions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     9.12 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other.

SELLER
TANGIBLE ASSET GALLERIES, INC.,
By: /s/ Silvano DiGenova
     Name: Silvano DiGenova
     Title: Chief Executive Officer

BUYER
HCR HOLDINGS CORPORATION
By: /s/ Richard J. Viola
     Name:  Richard J. Viola
     Title:CEO